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                                                                    Exhibit 23.2



On May 15, 2002, the Environmental Elements Corporation 401(k) Retirement Savings Plan dismissed Arthur Andersen LLP as its independent auditors. On May 16, 2002, the Environmental Elements Corporation 401(k) Retirement Savings Plan appointed Ernst & Young LLP to replace Arthur Andersen LLP as the independent auditor of the Plan. Prior to the date of this Form 11-K (which is incorporated by reference into Environmental Elements Corporation's filing on Form S-8 No. 333-83416. As a result, after reasonable efforts, the Plan has been unable to obtain Arthur Andersen's written consent to the incorporation by reference into the Environmental Elements' registration statement on Form S-8 No. 333-83416 of Arthur Andersen's audit report with respect to the Plan's financial statements as of December 31, 2000 and for the year then ended. Under these circumstances, Rule 437a under the Securities Act permits the Plan to file this Form 11-K, which is incorporated by reference into Environmental Elements' registration statement on Form S-8 No. 333-83416 and deemed to be a new registration statement, without a written consent from Arthur Andersen. However, as a result, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act.